                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

                            SWARTZ, NEIL
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                            (Last) (First)  (Middle)

                      7000 W. Palmetto Park Road, Suite 501
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                                    (Street)

                            Boca Raton, Florida 33433
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                              (City)    (State) (Zip)


                              iiGroup, Inc. (IIGR)
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2.   Issuer Name and Ticker or Trading Symbol


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                      10/00
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4.   Statement for Month/Year


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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ X ]  Director                               [ X ]  10% Owner
     [ X ]  Officer (give title below)             [   ]  Other (specify below)

         Chief Executive Officer


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [ X ]  Form Filed by 1 Reporting Person
     [   ]  Form Filed by More than 1 Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
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                                                              4.
                                                              Securities                   5.
                                            3.                Acquired (A)                 Amount of             6.
                                            Transaction       or Disposed                  Securities            Owner-
                           2.               Code              of (D)                       Beneficially          Ship
1.                         Transaction      (Instr. 8)        (Instr. 3,4,5)               Owned at              Form
Title of Security          Date             ----------------  --------------------------   End of Month          D or I
(Instr. 3)                 (mm/dd/yy)       Code        V     Amount     A/D      Price    (Instr. 3 and 4)      (Inst. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                      5.                 6.
                                                      Number of          Date                    7.
                2.                       4.           Derivative         Exercisable and         Title and Amount of
                Conver-                  Trans-       Securities         Expiration Date         Underlying Securities
1.              sion or      3.          action       Acquired (A)       (mm/dd/yy)              (Instr. 3 and 4)
Title of        Exercise     Trans-      Code         or Disposed of     -----------------       ------------------------
Derivative      Price of     action      (Inst. 8)    (Instr. 3, 4, 5)   Date      Expira-                    Amount or
Security        Derivative   date        -----------  ----------------   Exer-     tion                       Number of
(Instr. 3)      Security     (m/d/y)     Code    V     (A)      (D)      cisable   Date          Title        Shares
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Common
Stock                                                                                            Common
Options        $1.00       10/31/00      A            125,000            10/31/00  N/A           Stock         125,000
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                  9.                10.
                  Number of         Ownership
                  Derivative        Form of            11.
8.                Securities        Derivative         Nature of
Price of          Beneficially      Security:          Indirect
Derivative        Owned at End      Direct (D)         Beneficial
Security          of Month          of Indirect (I)    Ownership
(Instr. 5)        (Instr. 4)        (Instr. 4)         (Instr. 4)
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$1.00             125,000           D
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Explanation of Responses:

/s/ Neil Swartz                                      December 18, 2000
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Neil Swartz                                          Date

**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.